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                                                                   EXHIBIT 99.3

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

  The following selected supplemental consolidated statement of operations data for the years ended December 31, 1997, 1996 and 1995, and the supplemental consolidated balance sheet data as of December 31, 1997 and 1996, have been derived from the audited consolidated financial statements of the company included in the Annual report on form 10-K and the audited financial statements of Xpedite. This supplemental financial data gives retroactive effect to the mergers with Voice-Tel, VoiceCom and Xpedite, all of which were accounted for as poolings-of-interests, and are qualified by reference to such supplemental consolidated financial statements including the related notes thereto. The unaudited supplemental consolidated statement of operations data for the years ended December 31, 1994 and 1993 and the unaudited supplemental consolidated balance sheet data at December 31, 1994 and 1993 are derived from unaudited consolidated financial statements of the Company and Xpedite which give retroactive effect to the mergers with Voice-Tel, VoiceCom and Xpedite, all of which were accounted for as poolings-of-interests, and include all adjustments, consisting only of normal recurring accruals, which the company considers necessary for a fair presentation thereof. The selected supplemental consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Supplemental Financial Condition and Supplemental Results of Operations" and the Company's supplemental consolidated financial statements and the notes thereto.

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                                        YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------
                             1997      1996     1995       1994        1993
                           --------  -------- --------  ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
SUPPLEMENTAL STATEMENT OF
OPERATIONS DATA:
  Revenues...............  $395,505  $327,322 $203,227   $160,565    $129,127
  Gross margin...........   267,955   225,928  143,611    109,666      74,184
  Operating income
   (loss)(1).............   (23,345)   27,258  (37,076)    (6,988)      2,026
  Net income (loss)(1)...   (23,841)   13,891  (42,393)   (10,791)     (3,421)
Net income (loss)
 attributable to common
 shareholders for
  --basic net income
   (loss) per share......  $(23,841) $ 13,862 $(42,701)  $(11,111)   $ (3,421)
  --diluted net income
   (loss) per share......   (23,841)   13,862  (42,701)   (11,111)     (3,421)
Net income (loss) per
 common and common
 equivalent shares for
  --basic(1)(2)..........  $  (0.56) $   0.37 $  (1.52)  $  (0.53)   $  (0.22)
  --diluted(1)(2)........  $  (0.56) $   0.34 $  (1.52)  $  (0.53)   $  (0.22)
Shares used in computing
 net income (loss) per
 common and common
 equivalent shares for
  --basic................    42,920    37,199   28,002     21,157      15,305
  --diluted..............    42,920    41,233   28,002     21,157      15,305
SUPPLEMENTAL BALANCE
 SHEET DATA (AT
 PERIOD END):
  Cash, cash equivalents
   and investments.......  $198,300  $ 90,516 $ 20,835   $ 23,988    $  6,135
  Working capital........    34,169    49,850  (18,361)     3,938     (20,823)
  Total assets...........   561,367   283,332  146,274     90,113      68,915
  Total debt.............   305,531    82,034   99,932     49,247      47,180
  Total shareholders'
   equity (deficit)......   120,939   125,381  (17,045)     7,874      (8,310)
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(1) Excluding charges for purchased research and development, accrued settlement costs and restructuring and other special charges incurred by Premiere in the amounts of approximately $53.0, $2.5 and $0 million, respectively, in 1995, and approximately $11.0, $1.3 and $0 million, respectively, in 1996, and approximately $0, $1.7 and $90.1 million respectively, in 1997, operating income, net income, basic net income per share and diluted net income per share would have been approximately $18.4 million, $9.8 million, $0.34 and $0.30, respectively, for 1995, and approximately $39.6 million, $21.3 million, $0.57 and $0.52, respectively, for 1996 and approximately $68.4 million, $40.9 million, $0.95 and $0.88 respectively, for 1997.
(2) Basic net income (loss) per share is computed using the weighted average number of shares of common stock. Diluted net income (loss) per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from convertible preferred stock and convertible subordinated notes (using the if-converted method) and from stock options (using the treasury stock method).